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                                  EXHIBIT 23.01

                          INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in the Annual Report on Form 10-KSB under the Securities Exchange Act of 1934 of Brooke Corporation, Inc. for the years ended December 31, 2000 and 1999 of our report dated March 2, 2001 (except for Note 14, as to which the date is November 14, 2001 and Note 15, as to which the date is February 12, 2002) insofar as such report relates to the financial statements and schedules of Brooke Corporation for the years ended December 31, 2000 and 1999.

/s/ Summers, Spencer & Cavanaugh, CPAs, Chartered

Summers, Spencer & Cavanaugh, CPAs, Chartered
Topeka, KS
February 25, 2002